FIRST AMENDMENT TO THE
                           DIAMOND HILL
             FIXED TERM DEFERRED COMPENSATION PLAN


Section 7.01 of the Fixed Term Deferred Compensation Plan is hereby deleted in its entirety and the following is substituted therefor:

7.01 Distributions. Subject to Section 7.02 of this Plan, a Participant's Accounts will be distributed in accordance with the applicable Deferral Election Form. A Participant may elect, at the time he submits a Deferral Election Form as specified in
Section 4.01(b), to have distributions of the Incentive Compensation deferred for that Plan Year, as adjusted pursuant to Section 6.03, made: (i) in a lump sum payment within ninety
(90) days following the fifth anniversary of the date the Incentive Compensation was deferred; or (ii) in up to five (5) substantially equal annual installments beginning on the January 1 following the fifth anniversary of the date the Incentive Compensation was deferred and on each January 1 thereafter.